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                                  Exhibit 99.2


FOR IMMEDIATE RELEASE

                                 For More Information
Media Contact:
                                 Penny Bruce
                                 Sun Microsystems, Inc.
                                 650-786-7220
                                 penelope.bruce@sun.com


                                 Industry Analyst Contact:
                                 Karen Zamel
                                 Sun Microsystems, Inc.
                                 510-936-2388
                                 karen.zamel@sun.com

                                 Investor Relations Contact:
                                 Mark Paisley
                                 Sun Microsystems, Inc.
                                 650-336-2238
                                 mark.paisley@sun.com


SUN ANNOUNCES ZANDER TO RETIRE FROM FULL-TIME DUTIES THIS SUMMER


Scott McNealy to Reassume Title of President


SANTA CLARA, Calif., -- May 1, 2002 -- Sun Microsystems, Inc. (Nasdaq: SUNW), a leader in systems and solutions that make the net work, today announced that after more than 15 years of service to Sun, Edward Zander, 55, president and chief operating officer, has decided to retire from his full-time duties with Sun. Zander will remain in his position through the end of Sun's fiscal year. Effective July 1, 2002, Zander will hand over his full-time duties to Scott McNealy. He will then assist McNealy with the transition and begin a teaching and mentoring role at Sun for the balance of the calendar year.

"Over the last 15 years, Ed has worked tirelessly to lead Sun through several transformations and to the forefront of the computer industry," said Scott McNealy chairman and chief executive officer, Sun Microsystems, Inc. "We are a leader in our industry today in large part because of Ed's contributions. I want to thank Ed for his unparalleled
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commitment to our customers, shareholders and employees."

"Most importantly, he will leave Sun having developed an incredibly capable and broad team that has the same keen understanding of customers, execution and leadership. BusinessWeek once described him as 'one of the most feared, respected and well-liked executives in computerdom who has transformed Sun into the leading producer of high- power computers.' He leaves behind a significant legacy that will be felt for years to come. Any company should be so lucky as to have a COO like Ed," McNealy added.

"I am proud of all that we have achieved at Sun," said Zander. "This is a decision I have considered carefully over the past year. As we are marching down the path back to profitability, and have, for the most part completed our massive product and customer engagement transitions, I believe I have accomplished what I set out to do. From a products, marketshare and strategy perspective, Sun is in a stronger position than it has been for many years. I am leaving Sun on a high note and in the hands of a new generation of leaders that are the result of years of leadership development and succession planning."

The company does not intend to name a replacement for Zander. Chairman and CEO Scott McNealy will reassume the title of president effective July 1. "Ed, as a contributor and cultural icon at Sun, is clearly irreplaceable. Looking ahead, our business structure has changed, evolving from a portfolio of companies to a single, integrated organization," added McNealy. After July 1, Zander's direct reports will report to McNealy. Zander will provide additional counsel and assist with the transition through calendar year 2002.

As president and chief operating officer, Zander has been responsible for executing Sun's global vision of being one of the largest suppliers of products, technologies and services for making the net work. Zander has run the company's day-to-day business operations, including System Products, Storage Products, Software Products and Platforms, Enterprise Services, iPlanet E-Commerce Solutions, Global Sales Operations, worldwide manufacturing and purchasing, research and development, including the Office of the CTO, customer advocacy, and worldwide marketing.

Prior to being named chief operating officer, Zander was the president of Sun's multibillion dollar computer systems business. He also has held numerous other management positions at the company, including president of Sun's software division and vice president of corporate
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marketing.

Zander has more than 30 years of experience in the computer industry. Prior to Sun, he held management positions at Apollo, Data General and Raytheon.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision -- "The Network Is The Computer[tm]" -- has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 170 countries and on the World Wide Web at http://sun.com.

                                       ###

2002 Sun Microsystems, Inc. All rights reserved. Sun, Sun Microsystems, the Sun Logo, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All SPARC trademarks are used under license and are trademarks or registered trademarks of SPARC International, Inc. in the United States and other countries. Products bearing SPARC trademarks are based upon an architecture developed by Sun Microsystems, Inc.


This news release contains projections and other forward looking statements regarding future results and the future performance of Sun Microsystems, Inc. These statements, including the statement that Ed Zander's legacy will be felt for many years to come, are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include risks associated with increased competition, continued adverse changes in general global economic conditions, and the lack of ability to successfully hire, retain, and motivate key employees. These and other risks are detailed from time to time in Sun's periodic reports that are filed with the Securities and Exchange Commission, including Sun's annual report on Form 10-K for the fiscal year ended June 30, 2001 and its quarterly report on Form 10-Q for the fiscal quarters ended September 30, 2001 and December 30, 2001.